UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 3, 2016

Genesee & Wyoming Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31456	06-0984624
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20 West Avenue, Darien, Connecticut		06820
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	203-202-8917

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Resignation, Retirement of Directors.

In accordance with Genesee & Wyoming Inc.’s (the “Company”) previous announcement on September 28, 2015, Mr. Robert Melzer retired from the Company’s Board of Directors (the “Board”) following the February 3, 2016 Board meeting.

(e) Compensatory Arrangements of Certain Officers

On February 3, 2016, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company adopted a package of annual and long term compensation decisions, policies and grants that were intended to (1) support and enhance alignment of interests between the Company’s stockholders and the Company’s Named Executive Officers, (2) enhance the retention features of the Company’s compensation program for a management team that the Board wishes to retain and motivate, and (3) reflect additional best practices relating to corporate governance aspects of equity compensation. An overview of the package follows:

— Named Executive Officers will not receive any increase in base salaries for 2016;

— The 2016 annual equity awards under the Company’s Long Term Incentive Compensation Program will include a new performance-based restricted stock unit component that will vest only upon achievement of pre-determined performance goals established under the Company’s Genesee Value Added (“GVA”) financial metrics. This represents the first year rollout of a longer term plan designed to increase the percentage of equity compensation that is considered “performance based;”

—The supplemental TSR RSU Program adopted in 2014 will be discontinued;

— Named Executive Officers (other than the Chief Executive Officer, who elected not to receive a retention award) will receive a one-time retention award of restricted stock valued at 1x each recipient’s base salary, vesting one-third on each of the third, fourth and fifth anniversaries of the grant date; and

— All performance-based restricted stock unit awards and annual cash bonuses under the financial component of the GVA methodology to Named Executive Officers and certain other key employees will be subject to a newly-adopted customary clawback policy in the event of a restatement of the Company’s audited, consolidated financial statements due to material error.

Additional information concerning certain of these items is set forth below.

Performance-Based Equity Grant

The Committee approved a new performance-based restricted stock unit component under the Company’s Long Term Incentive Compensation Program, which has historically been comprised of 50% stock options and 50% time vesting restricted stock. In recognition of the transition to the new form of performance-based restricted stock units, for 2016, the Committee allocated one-third of the annual restricted stock equity awards (or 16.7% of the total annual Long Term Incentive Compensation) to Named Executive Officers of the Company to the new performance-based restricted stock units. The performance-based restricted stock units will be granted on February 26, 2016 and will vest on the first anniversary of the grant date with the payout performance multiplier (ranging from 0% to 200%) to be determined in accordance with the Company’s attainment of pre-determined financial performance goals established under the Company’s GVA methodology. The remaining two-thirds of the annual restricted stock equity awards (33.3% of the total annual Long Term Incentive Compensation) will vest in equal installments on the second and third anniversaries of the grant date based on continued employment with the Company.

Equity Retention Awards

The Committee approved a one-time retention award to the Company’s Named Executive Officers, other than the Company’s President and Chief Executive Officer (who elected not to receive a retention award), to be granted on February 26, 2016. The retention award will be delivered in the form of restricted stock, vesting one-third on each of the third, fourth and fifth anniversaries of the grant date to ensure continued retention and alignment of such executives. The total retention award for the Named Executive Officers is valued at approximately $1.8 million, which is equivalent to the aggregate annual base salaries of the Named Executive Officer recipients.

Clawback Policy

On February 3, 2016 the Board adopted a clawback policy that enables the Company, if there is an accounting restatement of the Company’s financial statements after the adoption of the policy due to an error deemed material to the previously issued financial statements, to recover from designated employees that portion of the performance-based restricted stock unit awards and annual cash bonuses under the financial component of the GVA methodology (“Incentive-Based Compensation”) that should not have been paid following the recalculation of awards after taking into account the restatement. Further, in the case of fraud or other misconduct by a designated employee, the Company can recover up to 100% of any Incentive Based Compensation under the clawback policy.

Executive Continuity Agreement

In addition to the package adopted above, the Committee amended the Executive Continuity Agreement between the Company and David A. Brown, the Company’s Chief Operating Officer, such that upon the termination of Mr. Brown’s employment without cause or a resignation for good reason within two years following a change in control, Mr. Brown will receive a cash severance amount equal to three times the sum of his current salary plus target annual incentive compensation for that year (rather than the current two times multiplier), which amendment aligns Mr. Brown’s Continuity Agreement with existing continuity agreements in place with other Named Executive Officers.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genesee & Wyoming Inc.

February 8, 2016	By:	/s/ Allison M. Fergus

Name: Allison M. Fergus
Title: General Counsel and Secretary